Exhibit Index

Exhibit No.	Description

99.1	Enterprise Products Partners L.P. press release dated July 26, 2007.

Exhibit 99.1

Enterprise Products Partners L.P.

P.O. Box 4324
Houston, TX 77210

(713) 381-6500

Enterprise Reports Improved Results for Second Quarter 2007

Houston, Texas (Thursday, July 26, 2007) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced its financial results for the three and six months ended June 30, 2007. The partnership reported net income for the second quarter of 2007 of $142 million, or $0.26 per unit on a fully diluted basis, compared to net income of $126 million, or $0.25 per unit on a fully diluted basis, for the second quarter of 2006. Net income for the second quarter of 2007 was adversely impacted by approximately $32 million, or $0.07 per unit, due to several factors, including a non-cash impairment charge related to the partnership’s investment in the Nemo offshore natural gas pipeline, a non-cash loss on the disposition of an asset, Enterprise’s share of costs associated with the early retirement of debt of Cameron Highway Oil Pipeline System and the recognition of a severance obligation. Net income for the second quarter included approximately $22 million, or $0.05 per unit, of cash proceeds from hurricane-related business interruption insurance compared to $2 million of such recoveries during the second quarter of 2006.

“Enterprise delivered one of its best quarters with strong operating and financial results” said Dr. Ralph S. Cunningham, president and chief executive officer of Enterprise. “We reported near record performance in terms of gross operating margin and transportation volumes and record NGL fractionation volumes in what is normally a seasonally weak quarter. Our 35,000-mile system of pipelines transported over 7.6 trillion Btus per day of natural gas and almost 2 million barrels per day of NGLs, crude oil and petrochemicals, while our NGL fractionation facilities handled 370,000 barrels per day of NGLs.”

Distributable cash flow increased 35 percent to $294 million in the second quarter of 2007 from $217 million in the second quarter of 2006. Distributable cash flow for the second quarter of 2007 included approximately $42 million of cash proceeds from the settlement of interest rate hedges. On July 16, 2007, the board of directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate to $0.4825 per unit with respect to the second quarter of 2007. This represents a 7 percent increase over the $0.4525 per unit rate that was paid with respect to the second quarter of 2006. Distributable cash flow for the second quarter of 2007 provided 1.3 times coverage of the cash distribution to be paid to the limited partners. Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

Revenue increased by 20 percent to approximately $4.2 billion for the second quarter of 2007 from $3.5 billion for the second quarter of 2006. Gross operating margin increased 20 percent to $373 million this quarter from $311 million in the second quarter of 2006. Operating income increased 16 percent to $215 million in the second quarter of 2007 compared to $186 million in the same quarter last year. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2007 increased 12 percent to $335 million versus $299 million for the second quarter of 2006. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.

“The 20 percent increase in gross operating margin was largely attributable to our NGL and Offshore segments. Our NGL business continued to benefit from strong demand for NGLs by the petrochemical and refining industries. Enterprise’s offshore segment started generating additional cash flow with the start up of our Independence project,” Cunningham stated.

“Enterprise is beginning to benefit from the start up of $2.5 billion of organic growth projects in 2007. The $630 million Independence Hub platform and Independence Trail pipeline is our largest organic growth project. This natural gas project in the Gulf of Mexico is supported by producer dedications from ten anchor fields. We started receiving demand charges in late-March 2007 and first production of natural gas was received on July 19th. Currently, the project is receiving approximately 150 million cubic feet per day from three wells. Producers expect natural gas deliveries to approach one billion cubic feet per day, Independence’s maximum operating capacity, by the end of this year. Operating at its maximum capacity, the Independence platform and pipeline are expected to generate approximately $215 million of gross operating margin net to Enterprise on an annual basis,” said Cunningham.

“Yesterday, we announced that our 20 percent-owned Jonah Pipeline System’s Bridger compressor station was mechanically complete and will begin operations, having completed the first phase of a compression project that increases the capacity of the Jonah system by 14 percent to 2 billion cubic feet per day. The second phase of the compression project is expected to be completed in the first quarter of 2008 and will increase system capacity to 2.3 billion cubic feet per day. In August, our Meeker natural gas processing plant in the Piceance basin, Hobbs NGL fractionator and polymer grade propylene fractionator in Mont Belvieu are scheduled to begin operations. In the fourth quarter, our Pioneer natural gas processing plant in the Jonah/Pinedale region of Wyoming and the expansion of the Rocky Mountain section of the Mid-America Pipeline System are expected to be completed and begin operations,” stated Cunningham.

“In addition to nearing completion on many of our major capital projects, we have also strengthened our organization by adding experienced and successful professionals to build our natural gas marketing business and to augment our finance team. This marketing group will work to develop new revenue opportunities as an extension of our integrated natural gas value chain that is comprised of 19,000 miles of natural gas pipelines, 25 billion cubic feet of storage capacity and approximately 7 billion cubic feet per day of net natural gas processing capacity,” continued Cunningham.

We also announced changes to our senior management team that will guide our partnership in the coming years. Effective August 1, 2007, Mike Creel will lead Enterprise Products Partners as its president and chief executive officer. Bill Ordemann, who has been an integral part of our NGL commercial successes, will serve as executive vice president and chief operating officer responsible for our engineering, operations, environmental and safety functions. And Randy Fowler will succeed Mike as executive vice president and chief financial officer. We believe we have positioned Enterprise commercially and organizationally to continue to build on its midstream energy franchise to create additional value for our unitholders,” concluded Cunningham.

Review of Segment Performance

NGL Pipelines & Services – Gross operating margin for this segment increased 43 percent to $209 million for the second quarter of 2007 from $146 million for the second quarter of 2006. Results include recoveries from business interruption insurance of $20 million in the second quarter of this year compared to $2 million in the same quarter of 2006.

Enterprise’s natural gas processing business recorded a 28 percent increase in gross operating margin to $102 million for the second quarter of 2007 versus $80 million in the second quarter of 2006. Equity NGL production for the current quarter, which are natural gas liquids (“NGLs”) that Enterprise earns and takes title to as a result of providing processing services, increased 10 percent to 67 thousand barrels per day (“MBPD”) from 61 MBPD for the same quarter last year. Gross operating margin increased for most of our natural gas processing facilities as a result of the increase in equity NGL production and higher realized prices for NGLs.

Gross operating margin from the partnership’s NGL pipeline and storage business increased 29 percent to $66 million for the second quarter of 2007 from $51 million in the second quarter of 2006 on a 110 MBPD, or 7 percent increase in transportation volumes to 1.7 million barrels per day. The largest increase in gross operating margin came from the Mid-America and Seminole pipeline systems as a result of higher tariffs and a 5 percent increase in transportation volumes. Other increases in gross operating margin were reported by our DEP South Texas NGL pipeline (which was placed in service in January 2007), South Louisiana NGL pipeline system and Enterprise’s Channel Pipeline system.

Gross operating margin from Enterprises’ NGL fractionation business increased 50 percent to $21 million in the second quarter of 2007 from $14 million in the second quarter of 2006. This growth was supported by a 20 percent, or 62 MBPD, increase in NGL fractionation volumes. The partnership’s Norco and Mont Belvieu NGL fractionators accounted for 48 MBPD of the volume increase and substantially all of the increase in gross operating margin.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines and Services segment reported gross operating margin of $83 million in the second quarter of 2007 compared to $87 million in the second quarter of 2006. Onshore natural gas transportation volumes increased to 6.3 trillion British thermal units per day (“TBtud”) for the second quarter of this year from 5.9 TBtud in the second quarter last year.

Increases in gross operating margin from the San Juan system and the addition of the Piceance Creek and Jonah systems, which were acquired in 2006, were more than offset by higher pipeline integrity and operating expenses on the Texas Intrastate pipeline system and lower revenues on the Waha system. Gross operating margin from the partnership’s natural gas storage business increased by $2.5 million this quarter compared to the second quarter last year due primarily to a decrease in repair expenses at the partnership’s Wilson natural gas storage facility in Texas. Three of the four storage caverns at the Wilson facility have been out of service since the second quarter of 2006. Wilson is expected to resume full commercial operations in the fourth quarter of 2007.

“We are looking forward to returning this important Texas storage facility to normal operations. Since taking the wells out of service last year through the second quarter of this year, we have incurred approximately $18 million of expenses for repairs and parking gas and have foregone approximately $9 million of fee-based revenues,” said Cunningham.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment increased 48 percent to $31 million in the second quarter of 2007 from $21 million in the second quarter of 2006. Gross operating margin for the second quarter of 2007 included $1 million of cash proceeds from recoveries under business interruption insurance, a $7 million non-cash impairment charge associated with the partnership’s investment in the Nemo natural gas pipeline and a $9 million charge for Enterprise’s share of costs associated with the early retirement of debt of Cameron Highway Oil Pipeline System.

The offshore platform service business reported a $19 million increase in gross operating margin for the second quarter of 2007 to $27 million from $8 million reported in the second quarter of 2006. The majority of this improvement was attributable to the Independence Hub platform, which generated $14 million of gross operating margin this quarter from demand fees. East Cameron 373 and Garden Banks platforms also contributed to the improvement in gross operating margin as the result of an increase in volumes compared to the second quarter of last year when these assets were resuming services after being shut-in due to the effects of Hurricanes Katrina and Rita on producer facilities and third-party pipelines. Offshore platform natural gas and crude oil processing volumes increased quarter over quarter by 19 percent and 33 percent, respectively.

Gross operating margin from offshore natural gas pipelines was $4 million in the second quarter of 2007 versus $6 million in the second quarter of 2006. This decrease was due to a $7 million impairment charge related to Enterprise’s investment in the Nemo natural gas pipeline which was partially offset by the recognition of deferred revenues and higher tariffs on the High Island Offshore System. Transportation volumes for the offshore natural gas pipeline business were 1.3 TBtud in the second quarter of 2007 compared to 1.5 TBtud in the second quarter of last year.

Enterprise’s offshore oil pipelines recorded a loss of $1 million in the second quarter of 2007 compared to $6 million of gross operating margin generated in the second quarter of 2006. Gross operating margin for the second quarter of 2007 was adversely impacted by approximately $9 million for the partnership’s share of costs associated with the early retirement of debt of Cameron Highway Oil Pipeline System. Crude oil transportation volumes increased to 175 MBPD this quarter from 161 MBPD in the second quarter last year due to higher volumes on the Cameron Highway, Marco Polo, Constitution and Poseidon pipelines.

Petrochemical Services – Gross operating margin for this segment was $50 million in the second quarter of 2007 compared to $57 million in the second quarter of 2006.

Enterprise’s butane isomerization business generated gross operating margin of $22 million in the second quarter of 2007 compared to $21 million in the second quarter of 2006. This improvement was primarily due to a 7 percent increase in volumes to 89 MBPD in the second quarter of this year from 83 MBPD in the second quarter of 2006.

The partnership’s propylene fractionation and petrochemical pipeline business earned $14 million of gross operating margin this quarter versus $16 million generated in the second quarter last year. Propylene fractionation volumes decreased slightly to 55 MBPD for the second quarter of 2007 from 56 MBPD in the same quarter last year.

Enterprise’s octane enhancement business reported gross operating margin of $14 million in the second quarter of 2007 compared to $21 million in the second quarter of 2006. The decrease in gross operating margin was due to a decrease in sales margins for isooctane, turnaround costs and an increase in sales of isobutylene, which generally have lower sales margins. Octane enhancement production increased slightly to 10 MBPD this quarter from 9 MBPD produced in the second quarter last year.

Capitalization – Total debt principal outstanding at June 30, 2007 was approximately $6.3 billion, including $1.25 billion of junior subordinated notes to which the debt rating agencies ascribe, on average, approximately 58 percent equity content. Enterprise’s consolidated debt also included $190 million of debt of Duncan Energy Partners for which Enterprise does not have the payment obligation. Enterprise had total liquidity of approximately $810 million at June 30, 2007, which includes availability under the partnership’s $1.25 billion credit facility and unrestricted cash.

Total capital spending in the second quarter of 2007, net of contributions in aid of construction, was approximately $762 million. This includes $48 million of sustaining capital expenditures and $256 million of investments in unconsolidated affiliates. Approximately $191 million of the investments in unconsolidated affiliates is attributable to Enterprise’s share of costs to fund the early retirement of debt of Cameron Highway Oil Pipeline System.

Today, Enterprise will host a conference call to discuss second quarter earnings. The call will be broadcast live over the Internet at 8:30 a.m. Central Daylight Time and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative costs. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in their subsequent consolidation into our operations.

EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization and accretion expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.

Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amount to earnings; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger; (9) minority interest expense associated with the public unitholders of Duncan Energy Partners less related distribution to be paid to such holders with respect to the period of calculation; and (10) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships with an enterprise value of more than $19 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical pipeline and services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE), which has an enterprise value of approximately $7 billion. For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of our debt level on its future financial and operating flexibility;
•	a reduction in demand for our products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by our facilities;
•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;
•	terrorist attacks aimed at our facilities; and
•	the failure to successfully integrate our operations with companies we may acquire in the future, if any.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.epplp.com
Rick Rainey, Media Relations, (713) 381-3635
###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statement of Consolidated Operations - UNAUDITED
For the Three and Six Months Ended June 30, 2007 and 2006
($ in 000s, except per unit amounts)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenue	$ 4,212,806	$ 3,517,853	$ 7,535,660	$ 6,767,927
Costs and expenses:
Operating costs and expenses	3,960,672	3,323,585	7,085,151	6,370,448
General and administrative costs	31,361	16,235	47,991	29,975
Total costs and expenses	3,992,033	3,339,820	7,133,142	6,400,423
Equity in income (loss) of unconsolidated affiliates	(6,211)	8,012	(32)	12,041
Operating income	214,562	186,045	402,486	379,545
Other income (expense):
Interest expense	(71,275)	(56,333)	(134,633)	(114,410)
Other, net	2,747	3,393	4,675	5,362
Total other expense	(68,528)	(52,940)	(129,958)	(109,048)
Income before provision for income taxes, cumulative effect
of change in accounting principle and minority interest	146,034	133,105	272,528	270,497
Provision for income taxes	1,860	(6,272)	(6,928)	(9,164)
Income before minority interest and cumulative effect
of change in accounting principle	147,894	126,833	265,600	261,333
Minority interest	(5,740)	(538)	(11,401)	(2,736)
Income before cumulative effect of change in accounting principle	142,154	126,295	254,199	258,597
Cumulative effect of change in accounting principle	--	--	--	1,475
Net income	$ 142,154	$ 126,295	$ 254,199	$ 260,072

Allocation of net income to:
Limited partners	$ 113,527	$ 103,192	$ 198,576	$ 215,561
General partner	$ 28,627	$ 23,103	$ 55,623	$ 44,511
Per unit data (fully diluted):
Net income per unit	$ 0.26	$ 0.25	$ 0.46	$ 0.54
Average LP units outstanding (in 000s)	434,127	409,504	433,701	402,950
Other financial data:
Net cash flows provided by operating activities	$ 131,298	$ 77,049	$ 552,049	$ 571,325
Net cash used in investing activities	$ 772,266	$ 341,142	$ 1,387,187	$ 689,787
Net Net cash provided by financing activities	$ 645,146	$ 253,626	$ 876,272	$ 100,888
Distributable cash flow	$ 293,526	$ 217,378	$ 515,511	$ 435,262
EBITDA	$ 335,392	$ 299,103	$ 640,672	$ 600,166
Depreciation, amortization and accretion	$ 123,892	$ 110,440	$ 245,113	$ 217,007
Distributions received from unconsolidated affiliates	$ 18,079	$ 12,095	$ 35,026	$ 20,348
Total debt principal outstanding at end of period	$ 6,313,949	$ 4,899,068	$ 6,313,949	$ 4,899,068

Capital spending:
Capital expenditures, net of contributions in aid of
construction costs, for property, plant and equipment	$ 505,803	$ 273,960	$ 1,080,693	$ 578,578
Cash used for business combinations,
net of cash received	473	--	785	--
Investments in unconsolidated affiliates	255,625	50,354	294,598	111,882
Total	$ 761,901	$ 324,314	$ 1,376,076	$ 690,460

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data - UNAUDITED
For the Three and Six Months Ended June 30, 2007 and 2006
($ in 000s)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Gross operating margin by segment:
NGL Pipelines & Services	$ 208,805	$ 146,414	$ 399,499	$ 317,364
Onshore Natural Gas Pipelines & Services	83,163	86,651	159,678	183,454
Offshore Pipelines & Services	31,046	20,515	50,753	37,767
Petrochemical Services	50,334	57,044	87,917	84,562
Total non-GAAP gross operating margin	$ 373,348	$ 310,624	$ 697,847	$ 623,147
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(121,161)	(107,952)	(240,653)	(212,768)
Operating lease expense paid by EPCO in operating
costs and expenses	(527)	(528)	(1,053)	(1,056)
Gain (loss) on sale of assets in operating costs and expenses	(5,737)	136	(5,664)	197
General and administrative costs	(31,361)	(16,235)	(47,991)	(29,975)
Operating income per GAAP	$ 214,562	$ 186,045	$ 402,486	$ 379,545

Selected operating data:
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,696	1,586	1,652	1,515
NGL fractionation volumes (MBPD)	370	308	361	282
Equity NGL production (MBPD)	67	61	68	59
Fee-based natural gas processing (MMcf/d)	2,405	2,465	2,403	2,138
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	6,325	5,907	6,206	5,979
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,294	1,523	1,338	1,500
Crude oil transportation volumes (MBPD)	175	161	164	137
Platform gas processing (Mcf/d)	188	158	175	158
Platform oil processing (MBPD)	24	18	22	12
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	89	83	92	84
Propylene fractionation volumes (MBPD)	55	56	58	54
Octane additive production volumes (MBPD)	10	9	8	7
Petrochemical transportation volumes (MBPD)	103	93	102	90
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	1,974	1,840	1,918	1,742
Natural gas transportation volumes (BBtus/d)	7,619	7,430	7,544	7,479
Equivalent transportation volumes (MBPD) (1)	3,979	3,795	3,903	3,710

(1)				Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three and Six Months Ended June 30, 2007 and 2006
($ in 000s)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Reconciliation of non-GAAP "Distributable cash flow" to GAAP "Net income" and GAAP "Net cash flows provided by operating activities"
Net income	$ 142,154	$ 126,295	$ 254,199	$ 260,072
Adjustments to derive Distributable cash flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	69	237	201	487
Depreciation, amortization and accretion in costs and expenses	123,823	110,203	244,912	216,520
Operating lease expense paid by EPCO	527	528	1,053	1,056
Deferred income tax expense	2,492	7,693	4,088	9,180
Monetization of forward-starting interest rate swaps	42,269	--	42,269	--
Amortization of net gain from forward-starting interest rate swaps	(1,056)	(935)	(2,021)	(1,860)
Cumulative effect of change in accounting principle	--	--	--	(1,475)
Equity in (income) loss of unconsolidated affiliates	6,211	(8,012)	32	(12,041)
Distributions received from unconsolidated affiliates	18,079	12,095	35,026	20,348
(Gain) loss on sale of assets	5,737	(136)	5,664	(197)
Proceeds from sale of assets	924	181	1,015	256
Sustaining capital expenditures	(47,600)	(34,521)	(73,111)	(64,531)
Changes in fair market value of financial instruments	(406)	--	(302)	(53)
Minority interest expense – DEP public unitholders	3,283	--	6,114	--
Distribution to be paid to DEP public unitholders with respect to period	(5,980)	--	(9,628)	--
El Paso transition support payments	3,000	3,750	6,000	7,500
Distributable cash flow	293,526	217,378	515,511	435,262
Adjustments to Distributable cash flow to derive Net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Monetization of forward-starting interest rate swaps	(42,269)	--	(42,269)	--
Amortization of net gain from forward-starting interest rate swaps	1,056	935	2,021	1,860
Proceeds from sale of assets	(924)	(181)	(1,015)	(256)
Sustaining capital expenditures	47,600	34,521	73,111	64,531
El Paso transition support payments	(3,000)	(3,750)	(6,000)	(7,500)
Minority interest	5,740	538	11,401	2,736
Minority interest expense – DEP public unitholders	(3,283)	--	(6,114)	--
Distribution to be paid to DEP public unitholders with respect to period	5,980	--	9,628	--
Net effect of changes in operating accounts	(173,128)	(172,392)	(4,225)	74,692
Net cash flows provided by operating activities	$ 131,298	$ 77,049	$ 552,049	$ 571,325

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three and Six Months Ended June 30, 2007 and 2006
($ in 000s)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Reconciliation of non-GAAP "EBITDA" to GAAP "Net income" and
GAAP "Net cash flows provided by operating activities"
Net income	$ 142,154	$ 126,295	$ 254,199	$ 260,072
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	71,275	56,333	134,633	114,410
Provision for income taxes	(1,860)	6,272	6,928	9,164
Depreciation, amortization and accretion in costs and expenses	123,823	110,203	244,912	216,520
EBITDA	335,392	299,103	640,672	600,166
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense	(71,275)	(56,333)	(134,633)	(114,410)
Provision for income taxes	1,860	(6,272)	(6,928)	(9,164)
Cumulative effect of change in accounting principle	--	--	--	(1,475)
Equity in (income) loss of unconsolidated affiliates	6,211	(8,012)	32	(12,041)
Amortization in interest expense	69	237	201	487
Deferred income tax expense	2,492	7,693	4,088	9,180
Distributions received from unconsolidated affiliates	18,079	12,095	35,026	20,348
Operating lease expense paid by EPCO	527	528	1,053	1,056
Minority interest	5,740	538	11,401	2,736
(Gain) loss on sale of assets	5,737	(136)	5,664	(197)
Changes in fair market value of financial instruments	(406)	--	(302)	(53)
Net effect of changes in operating accounts	(173,128)	(172,392)	(4,225)	74,692
Net cash flows provided by operating activities	$ 131,298	$ 77,049	$ 552,049	$ 571,325